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                  December 14, 2020

       Rich Wheeless
       Chief Executive Officer and Chief Financial Officer
       ParcelPal Technology Inc.
       190 Alexander Street, Suite 305
       Vancouver, BC V6A 2S5
       Canada

                                                        Re: ParcelPal
Technology Inc.
                                                            Registration
Statement on Form 20-F
                                                            Filed August 4,
2020
                                                            File No. 0-56191

       Dear Mr. Wheeless:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Energy & Transportation
       cc:                                              Theodore Ghorra